Exhibit 99.1

Contacts:

Jim Curley Chief Financial Officer (510) 420-5000	Christopher Bunn Director, Investor Relations (510) 420-5150

LeapFrog Reports Strong 1st Quarter Results on 32% Net Sales Increase

Emeryville, Calif. – April 23, 2003 – LeapFrog Enterprises, Inc. (NYSE:LF), a leading developer of innovative technology-based educational products, today reported financial results for the first quarter ended March 31, 2003.

Net sales for the first quarter of 2003 were $76.7 million, up 32% compared with $58.0 million in the first quarter of 2002.

Net sales from the U.S. Consumer segment were $59.7 million, up 32% from $45.2 million in the first quarter of 2002. Net sales from the International segment were $11.1 million, up 21% from $9.2 million in the first quarter of 2002. The Education and Training segment produced $5.9 million of net sales, up 67% from $3.6 million in the first quarter of 2002. The three segments represented 78%, 14% and 8%, respectively, of consolidated quarterly net sales for the first quarter of 2003, as compared with 78%, 16%, and 6% of consolidated quarterly net sales in the first quarter of last year.

The company recorded a net loss for the first quarter of 2003 of $(969,000), or $(0.02) per share, compared with a net loss for the first quarter of 2002 of $(5.1) million, or $(0.15) per share. The company’s share count increased significantly since the March 2002 quarter, primarily as a result of the company’s July 25, 2002 initial public offering on the New York Stock Exchange and the exercise in November of 2002 of outstanding warrants.

“We continue to see a strong commitment in the United States and around the world to helping children learn,” said Mike Wood, president and chief executive officer. “Our bottom line improvement reflects solid sales growth across all segments, along with increased operating efficiencies, which combined to produce a 56% reduction in our operating loss, as compared with the first quarter of 2002. Cash flow from operations exceeded $50 million, compared with $41 million in the first quarter of 2002.

“I am pleased to report that we had a successful presentation at New York Toy Fair. Retailer reactions to our new product introductions were very favorable and confirmed LeapFrog’s reputation for innovation. We are working vigorously to deliver on our plans for a strong 2003,” said Wood. “We are anticipating strong growth in the shelf space our retail partners will allocate to our LeapFrog® Learning Centers in stores this fall and holiday season. We are hard at work on the new learning products that will be a part of our expected growth this year.”

-More-

LeapFrog Reports Strong 1st Quarter Results on 32% Net Sales Increase
April 23, 2003

In addition to new software content for its platform products and new standalone products, LeapFrog plans to launch three new platform products in the second half of this year. Currently, the company offers six platform products and more than 90 software content and book titles for use with these six platform products. The three new platforms for 2003 include:

•	The TogetherTime™ LeapPad learning system, which brings a parent and child together for an enriching storytime experience that encourages and stimulates baby's development and builds a foundation for early reading,

•	The LeapPad® Plus Writing learning system, which takes LeapFrog's award-winning LeapPad learning system to a whole new level of learning by helping children not only to read, but also to write and do arithmetic with a special dual-function writing stylus, and

•	The Leapster™ all-learning game system, which combines animated game technology that thoroughly engages children with the proven LeapFrog approach to learning.

While the TogetherTime and LeapPad Plus Writing platforms will join the LeapPad family of learning products, the Leapster handheld educational game platform represents a new market opportunity for LeapFrog. With the introduction of the Leapster platform, LeapFrog plans to introduce new educational content to the handheld electronic game market. New educational software title introductions for the company’s six continuing and three new platform products are expected to expand the company’s retail content learning library to over 100 titles in time for the holiday season this year.

Sales of LeapFrog’s software and interactive book content accounted for 45% of total net sales in the first quarter of 2003. Hardware platform sales comprised 30% of total net sales in the quarter, with the balance of net sales, 25%, coming from sales of stand-alone, non-platform products.

“Everything we do is aimed at making learning fun and engaging, and every product we develop is based on a curriculum we have developed over the last eight years with the help of education experts and teachers,” said Wood. “With nine educational platform products on the market this holiday season intended for kids ranging from 6 months to high school age, we believe our product line will address a full range of individual learning needs and interests. Our LeapPad family of products – the My First LeapPad® platform for children aged 3 years and up, the LeapPad platform for children aged 4 years and up, and the Quantum Pad™ platform for children aged 8 years and up – has helped many children learn to read in classrooms or at home, on their own or with help from mom and dad. We believe our products make complicated learning challenges simple, intuitive and enjoyable for children, parents, and teachers.”

Conference Call

A conference call will be held tomorrow, Thursday, April 24 at 8:00 a.m. Eastern time (5:00 a.m. Pacific time) to discuss these announcements and to provide further discussion of results for the quarter and outlook for the remainder of 2003. A live webcast of the conference call will be offered on LeapFrog’s investor relations website at www.leapfroginvestor.com and on www.ccbn.com. A replay of the webcast will be available on these websites through June 30, 2003. To participate in the call, please dial (706) 634-0183.

About LeapFrog

LeapFrog Enterprises, Inc. (NYSE: LF) is a leading designer, developer and marketer of innovative, technology-based learning products and related proprietary content, dedicated to making learning effective and engaging for all ages, at home and in schools, around the world. The company was founded in 1995 and is based in Emeryville, California.

-More-

LeapFrog Reports Strong 1st Quarter Results on 32% Net Sales Increase
April 23, 2003

In Homes: LeapFrog has developed six learning platforms that come to life with more than 90 interactive software titles, covering important subjects such as phonics, reading, math, music, geography, social studies, spelling, vocabulary and science. In addition, the company has created more than 35 stand-alone educational products for ages six months to 16 years. All products contain educational content and reflect a teaching style designed to be fun, engaging, and effective. LeapFrog’s award-winning U.S. consumer products are available at major retailers.

In Schools: In 1999, the company created its school division, LeapFrog SchoolHouse, in response to countless requests from educators to customize LeapFrog’s award-winning technology and educational products for the classroom. The LeapFrog SchoolHouse curriculum programs are currently in over 14,000 classrooms in the U.S. with over 200 interactive books, over 265 skill cards representing more than 5,000 pages of educational content. In addition the SchoolHouse products have won numerous awards from the education industry, including the Golden Lamp Award and Distinguished Achievement Award from the Association of Educational Publishers, the Award of Excellence from Technology & Learning magazine and the Teacher’s Choice Award from Learning magazine.

Around the World: Interest in LeapFrog learning products is worldwide. LeapFrog currently has offices in Canada, France and the United Kingdom. LeapFrog consumer products are available in more than 25 countries and produced in five different languages.

# # #

LEAPFROG, The LeapFrog Logo, LEAPSTER, TOGETHERTIME, QUANTUM PAD, IQUEST, and LEAPPAD are trademarks of LeapFrog Enterprises, Inc.

Forward-Looking Statements

Cautionary Statement Under The Private Securities Litigation Reform Act Of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, including the company’s anticipated growth in retail shelf space, planned new product introductions and expected sales and earnings growth. These forward-looking statements involve risks and uncertainties, including the company’s ability to invent, develop, introduce and market products, the existence, number, scope and effectiveness of Learning Centers established at the company’s customers’ stores, the acceptance of the company’s products in the market and the potential disruption of operations related to the recent outbreak of severe acute respiratory syndrome, or SARS, in Asia and elsewhere. These and other risks and uncertainties detailed from time to time in the company’s SEC filings, including its 2002 annual report on Form 10-K filed on March 28, 2003, could cause the company’s actual results to differ materially from those discussed in this release. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.

-More-

LeapFrog Reports Strong 1st Quarter Results on 32% Net Sales Increase
April 23, 2003

LEAPFROG ENTERPRISES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	March 31,
			December 31,
	2003	2002	2002(1)

ASSETS
Current assets:
Cash and cash equivalents	$113,832	$1,436	$73,327
Short term investments	14,186	—	—
Accounts receivable	57,989	45,564	169,670
Inventories, net	81,872	43,291	84,460
Other current assets	16,594	11,020	21,443

Total current assets	284,473	101,311	348,900
Property and equipment, net	20,541	18,128	20,239
Other long term assets	10,905	3,636	5,351
Intangible assets, net	26,031	23,675	23,192

Total assets	$341,950	$146,750	$397,682

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$23,237	$19,124	$58,844
Accrued liabilities	21,201	12,394	40,533
Deferred revenue	2,186	2,344	3,006
Income taxes payable	—	138	21,832

Total current liabilities	46,624	34,000	124,215
Long term debt	—	17,204	—
Deferred rent and other long term liabilities	573	274	550
Deferred income taxes	3,344	2,193	4,119
Commitments and contingencies
Redeemable convertible Series A preferred stock	—	24,139	—
Total stockholders’ equity	291,409	68,940	268,798

Total liabilities and stockholders’ equity	$341,950	$146,750	$397,682

(1)	Derived from audited financial statements.

-More-

LeapFrog Reports Strong 1st Quarter Results on 32% Net Sales Increase
April 23, 2003

LEAPFROG ENTERPRISES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,

	2003	2002

Net sales	$76,733	$57,980
Cost of sales	35,230	30,564

Gross profit	41,503	27,416
Operating expenses:
Selling, general and administrative	21,521	16,170
Research and development	14,404	12,686
Advertising	6,355	5,043
Depreciation and amortization	2,765	1,590

Total operating expenses	45,045	35,489

Loss from operations	(3,542)	(8,073)
Interest expense	(3)	(485)
Interest income	326	106
Other income (expense)	1,604	24

Loss before provision for income taxes	(1,615)	(8,428)
Benefit for income taxes	(646)	(3,369)

Net loss	$(969)	$(5,059)

Net loss per common share — basic and diluted	$(0.02)	$(0.15)

Shares used in calculating net loss per common share — basic and diluted	55,161,533	33,694,444

-More-

LeapFrog Reports Strong 1st Quarter Results on 32% Net Sales Increase
April 23, 2003

LEAPFROG ENTERPRISES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended 31,

	2003	2002

Net loss	$(969)	$(5,059)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,867	2,162
Allowances for accounts receivable	3,173	2,939
Deferred income taxes	631	(2,668)
Deferred rent	23	29
Deferred revenue	(820)	94
Amortization of deferred compensation	557	192
Conversion of stock appreciation rights to non-statutory stock options	—	331
Stock option compensation related to nonemployees	220	9
Tax benefit from exercise of stock options	11,194	—
Amortization of bond premium	(18)
Other changes in operating assets and liabilities:
Accounts receivable	108,508	66,996
Inventory	2,588	2,812
Prepaid and other current assets	(2,539)	(482)
Notes receivable due from related parties	276	(5)
Other assets	152	55
Accounts payable	(35,606)	(15,288)
Accrued liabilities	(19,332)	(1,947)
Income taxes payable	(21,832)	(9,496)

Net cash provided by operating activities	50,073	40,674

Investing activities:
Purchases of property and equipment	(4,009)	(3,286)
Purchase of intangible assets	(3,000)	(250)
Purchases of short term investments	(14,168)	—

Net cash used for investing activities	(21,177)	(3,536)

Financing activities:
Borrowings under credit agreement	—	100,637
Repayments under credit agreement	—	(144,596)
Proceeds from the payment of notes receivable from stockholders	2,624	—
Proceeds from the exercise of stock options, including Employee Stock Purchase Plan	9,042	—

Net cash provided by (used in) financing activities	11,666	(43,959)

Effect of exchange rate changes on cash	(57)	(12)

Increase (decrease) in cash and cash equivalents	40,505	(6,833)
Cash and cash equivalents at beginning of year	73,327	8,269

Cash and cash equivalents at end of period	$113,832	$1,436

###